SECONDED AMENDED PROMISSORY NOTE


$150,000.00                                                    August  16,  2005

     After date, without grace, for value received, BILLY V. RAY, JR., (the "Maker") hereby promises to pay to the order of JANET RISHER and RICHARD F. SCHMIDT, residents of San Diego County, California (collectively, the "Payee") the original principal amount of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00). Except as may be otherwise provided herein, the unpaid principal of this Note shall bear no interest. All payments of principal and interest hereunder are payable in lawful money of the United States of America at 2076 Hidden Springs Drive, El Cajon, California 92019, or such other place as the Payee may designate in writing to the Maker.

     The principal of this Note shall be due and payable in six monthly installments of $25,000.00 each, payable on the 20th day of each and every calendar month, beginning on September 20, 2005, and continuing regularly thereafter until the whole of said principal amount has been duly paid.

     All payments hereunder shall be first applied to expenses and other charges then to any accrued interest, and the balance, if any, to principal.

     Any interest on this Note shall be computed for the actual number of days elapsed and on the basis of a year consisting of 360 days, unless the maximum legal interest rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding such maximum rate, interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which it accrued. It is the intention of the Maker and the Payee to conform strictly to applicable usury laws. It is therefore agreed that (i) the aggregate of all interest and other charges constituting interest under applicable law and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall never exceed the maximum amount of interest, nor produce a rate in excess of the maximum contract rate of interest the Payee may charge the Maker under applicable law and in regard to which the Maker may not successfully assert the claim or defense of usury, and (ii) if any excess interest is provided for, it shall be deemed a mistake and the same shall be refunded to the Maker or credited on the unpaid principal balance hereof and this Note shall be automatically deemed reformed so as to permit only the collection of the maximum legal contract rate and amount of interest.

     If, for any reason whatever, the interest paid on this Note shall exceed the maximum non-usurious amount permitted by law, the Payee shall refund to the Maker such portion of said interest as may be necessary to cause the interest paid on this Note to equal the maximum non-usurious amount permitted by law, and no more. All sums paid or agreed to be paid to the Payee for the use, forbearance or detention of the indebtedness evidenced hereby shall to the extent permitted by applicable law be amortized, prorated, allocated and spread throughout the full term of this Note until payment in full.

     This Note may be prepaid in whole or in part at any time without premium or penalty by the Maker. Prepayments shall be applied to installments of principal in the inverse order of maturity so that they will pay the last maturing principal installments first, and these payments will not reduce the amount or time of payment of the remaining installments. Any interest on any prepaid installment of principal shall immediately cease to accrue.

     Except as provided herein, the Maker and each surety, endorser, and guarantor waives all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, notices of protest, grace, and diligence in the collection of this Note, and in filing suit hereon, and agrees that its liability for the payment hereof shall not be affected or impaired by any release or change in the security or by any extension or extensions of time of payment.

     Any check, draft, money order or other instrument given in payment of all or any portion of this Note may be accepted by the Payee or any other holder hereof and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the Payee or any other holder hereof, except to the extent that actual cash proceeds of such instrument are unconditionally received by the Payee or any other holder hereof and applied to the indebtedness as herein provided.


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
     This Note is executed in connection with that certain Stock Purchase Agreement (the "Stock Purchase Agreement") dated February 27, 2004, executed by the Maker, the Payee, and Charys Holding Company, Inc., a Delaware corporation and formerly known as "Spiderboy International, Inc.," a Minnesota corporation. The Stock Purchase Agreement was amended and restated on May 25, 2004 and further amended on even date herewith.

     In the event of default in the payment of this Note or under any instrument executed in connection with this Note, including the Stock Purchase Agreement or any agreement executed in connection therewith, the Maker agrees to pay on demand all costs incurred by the Payee (i) in the collection of any sums, including, but not limited to, principal, interest, expenses, and reimbursements due and payable on this Note, and (ii) in the enforcement of the other terms and provisions of this Note or any instrument securing payment of this Note, whether such collection or enforcement be accomplished by suit or otherwise, including the Payee's reasonable attorney's fees.

     It is agreed that time is of the essence of this Note, and upon the failure of the Maker to cure an event of default in the payment of any fixed monthly payment when due hereunder within 30 days after receipt of notice from the Payee or other holder of such failure, or upon the failure of the Maker to cure any event of default within 30 days after receipt of notice from the Payee or other holder of such failure, the Payee may declare the whole sum of the principal of this Note remaining at the time unpaid, together with the accrued interest, charges, and, to the extent permitted under applicable law, costs and reasonable attorney's fees incurred by the Payee in collecting or enforcing the payment thereof, immediately due and payable without further notice, and failure to exercise said option shall not constitute a waiver on the part of the Payee of the right to exercise the same at any other time.

     If this Note is not paid at maturity, however maturity may be brought about, all principal and interest due on the date of such maturity shall bear interest from the date of such maturity at the maximum contract rate of interest which the Payee may charge the Maker under applicable law.

     Except as otherwise provided for herein, each maker, surety, guarantor and endorser of this Note expressly waives all notices, including, but not limited to, all demands for payment, presentations for payment, notice of opportunity to cure default, notice of intention to accelerate the maturity, notice of protest and notice of acceleration of the maturity, notice of protest and notice of acceleration of the maturity of this Note, and consents that this Note and the security interest securing its payment may be renewed and the time of payment extended without notice and without releasing any of the parties.

     Any check, draft, money order or other instrument given in payment of all or any portion of this Note may be accepted by the Payee or any other holder hereof and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the Payee or any other holder hereof, except to the extent that actual cash proceeds of such instrument are unconditionally received by the Payee or any other holder hereof and applied to the indebtedness as herein provided.

     This Note is given in renewal and extension of the sum of $150,000.00 left owing and unpaid by the Maker upon that one certain promissory note in the original principal sum of $250,000.00, dated February 27, 2004, executed by the Maker, and payable to the order of the Payee. Further, the payment of this Note is secured by a continuing security interest described in that certain Amended and Restated Stock Pledge Agreement of even date herewith covering 2,185,1,50 shares of the issued and outstanding common stock of Charys Holding Company, Inc. and 1,000,000 shares of the issued and outstanding Series A preferred stock of Charys Holding Company, Inc., which security interest is hereby expressly acknowledged by the Maker to be a valid and subsisting security interest against such shares, and a renewal and continuation of the security interest described that certain Stock Pledge Agreement dated February 27, 2004, as amended and restated on even date herewith.

     This Note shall be governed by and construed in accordance with the laws of the State of California and applicable federal law.



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                                            BILLY V. RAY, JR.


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